Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com

CARROLS RESTAURANT GROUP, INC. REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER OF 2012

Syracuse, New York - (Business Wire) - November 6, 2012 - Carrols Restaurant Group, Inc. ("Carrols" or the “Company”) (Nasdaq: TAST) today announced financial results for the third quarter ended September 30, 2012. The Company also updated its guidance for 2012.

Highlights for the third quarter of 2012 versus the third quarter of 2011 include:

▪	Restaurant sales increased 87.1% to $169.5 million including $75.1 million in sales from the 278 BURGER KING® restaurants that were acquired on May 30, 2012;

▪	Comparable restaurant sales at legacy restaurants were strong and increased 6.2%, including customer traffic growth of 3.6%;

▪
Net loss from continuing operations was $6.7 million, or $0.29 per diluted share, compared to net income from continuing operations of $0.4 million, or $0.02 per diluted share, in the prior year period;

▪
Net loss from continuing operations included certain charges, including integration costs related to the acquisition and costs related to the Company's EEOC litigation, which in total were approximately $5.3 million, or $0.14 per diluted share after tax. The net loss also included a $1.4 million charge ($0.06 per diluted share) to tax expense for a valuation allowance against certain deferred tax assets. Net income from continuing operations in the prior year period included a loss on refinancing of $1.2 million, or $0.03 per diluted share after tax;

▪
Adjusted EBITDA, a non-GAAP measure, was $7.1 million compared to $8.4 million in the prior year period. (Adjusted EBITDA is before $3.4 million of integration costs but includes a $1.9 million charge related to the EEOC litigation. Refer to the reconciliation of Adjusted EBITDA to net income (loss) from continuing operations in the tables at the end of this release).

As of September 30, 2012, Carrols owned and operated 572 BURGER KING® restaurants.

Daniel T. Accordino, Chief Executive Officer of Carrols Restaurant Group, Inc. said, “Comparable restaurant sales at our legacy restaurants continued to be strong increasing 6.2%, the fifth consecutive quarter of positive trends, and improved sequentially on a two-year basis. We believe that the BURGER KING® strategy of innovation and targeted promotions is proving very effective in attracting new customers, increasing traffic and raising our average check. Profitability and restaurant operating margins at our legacy restaurants also continued to improve as we leveraged these sales increases."

Accordino continued, "We continue to aggressively remodel of our restaurants to the 20/20 design which we believe is beginning to provide additional positive momentum. Through the third quarter, we had completed approximately 30 upgrades with plans to complete more than 80 remodels in total for the year."

Accordino added, “However, our overall results were impacted by performance at the acquired restaurants and by integration costs. We are working diligently to address the performance opportunities that exist in the acquired restaurants when compared to our legacy restaurants. Our primary focus in the quarter was to begin improving the overall operation of these restaurants in order to improve sales trends. As a consequence, we overinvested in labor, as well as management recruitment and training. We also incurred unusually high repair costs as we addressed deferred maintenance at these restaurants. Although we continue to focus on training and staffing into the fourth quarter, much of the initial integration and related costs are behind us. We have filled most of the management vacancies that existed at the time of the acquisition and completed the implementation of our labor scheduling, labor control and inventory management systems late in the third quarter."

Accordino concluded, “Our legacy business remains strong and we continue to experience positive traction from the Burger King brand initiatives. Although our overall results were distorted from the integration of the acquired restaurants, we believe that the performance at our legacy restaurants demonstrates the success that we are experiencing from the transformation of the Burger King brand. We have made much progress integrating the acquired restaurants and continue to believe that improved operations and effective cost management at the acquired restaurants should, over time, result in operating results that are significantly improved and more in line with the performance of our legacy restaurants.”

Third Quarter 2012 Financial Results

Restaurant sales grew 87.1% to $169.5 million in the third quarter of 2012, including $75.1 million of sales from the acquired restaurants, compared to $90.6 million in the third quarter of 2011. Comparable restaurant sales at our legacy restaurants increased 6.2% as customer traffic grew 3.6% and average check rose 2.6%, including an effective price increase of 1.9%. Average weekly sales for our legacy restaurants increased 6.8% to $24,833 from $23,247 in the same period last year. Average weekly sales for the acquired restaurants were $20,804.

Adjusted EBITDA was $7.1 million in the third quarter of 2012, or 4.2% of restaurant sales, compared to $8.4 million in the third quarter of 2011, or 9.2% of restaurant sales. Our legacy restaurants contributed positively to Adjusted EBITDA and Adjusted EBITDA Margin, as most restaurant-level expenses were leveraged on the comparable restaurant sales increase. However, operating performance at the acquired restaurants impacted both Adjusted EBITDA and Adjusted EBITDA Margin. Adjusted EBITDA was also impacted by higher general and administrative expenses including $1.9 million in costs related to the Company's outstanding litigation with the EEOC. (Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. See reconciliation of Adjusted EBITDA to net income (loss) from continuing operations at the end of this release. Adjusted EBITDA excludes the acquisition and integration expenses discussed below.)

General and administrative expenses were $9.3 million in the third quarter of 2012 compared to $4.8 million in the third quarter of 2011, and as a percentage of sales, increased to 5.5% from 5.3%. Included in general and administrative expenses were $1.9 million in costs related to recent activity regarding the Company's outstanding litigation with the EEOC and $0.5 million in integration costs discussed below.

Loss from operations was $4.9 million in the third quarter of 2012 compared to income from operations of $4.1 million in the third quarter of 2011.

Interest expense increased to $4.5 million during the third quarter of 2012 from $1.7 million in the third quarter of 2011 as a result of higher outstanding indebtedness and higher interest rates on indebtedness as a result of the refinancing completed on May 30, 2012.

Net loss from continuing operations was $6.7 million, or $0.29 per diluted share, compared to net income from continuing operations of $0.4 million, or $0.02 per diluted share, in the same period last year. The net loss from continuing operations in 2012 included $3.4 million in integration costs with respect to the acquired restaurants ($0.09 per diluted share after tax). These integration costs primarily consisted of an over-investment in restaurant labor of $1.8 million, $1.1 million in above-normal repairs and maintenance costs, and $0.5 million of above-normal costs for training, recruiting and employee relocation expenses. Also included in the net loss from continuing operations were $1.9 million in costs related to litigation with the EEOC ($0.05 per diluted share after tax) and a $1.4 million charge ($0.06 per diluted share) to tax expense for a valuation allowance against certain deferred tax assets.

2012 Guidance

For 2012, the Company is providing the following updated guidance:

▪	Annual comparable restaurant sales for legacy restaurants are now expected to increase 6% to 7%;

▪	Commodity costs are expected to increase 3% to 4%;

▪
General and administrative expenses are expected to be approximately $8.0 million to $9.0 million in the fourth quarter excluding any additional legal costs that may be incurred in conjunction with the EEOC litigation during the fourth quarter;

▪	Annual effective income tax rate (before any discrete items and the valuation allowance recorded in the third quarter) is expected to be 41% to 43%; and

▪	Capital expenditures are expected to be approximately $38 million to $42 million, including $24 million to $26 million for remodeling more than 80 restaurants.

Conference Call Today
Daniel T. Accordino, Chief Executive Officer, and Paul Flanders, Chief Financial Officer, will host a conference call to discuss third quarter 2012 financial results today at 9:00 AM ET.

The conference call can be accessed live over the phone by dialing 888-846-5003 or for international callers by dialing 480-629-9856. A replay will be available one hour after the call and can be accessed by dialing 800-406-7325 or for international callers by dialing 303-590-3030; the passcode is 4571766. The replay will be available until Tuesday, November 13, 2012. The call will also be webcast live from www.carrols.com under the investor relations section.

About the Company
Carrols Restaurant Group, Inc. is Burger King Corporation's largest franchisee, globally, with 572 BURGER KING® restaurants as of September 30, 2012 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	September 30,	October 2,	September 30,	October 2,
	2012	2011	2012	2011
Restaurant sales	$169,471	$90,599	$377,025	$260,816
Costs and expenses:
Cost of sales	54,456	26,868	119,455	77,336
Restaurant wages and related expenses (c)	53,494	27,616	118,808	82,003
Restaurant rent expense	12,348	5,749	26,010	17,151
Other restaurant operating expenses (c)	28,820	13,686	60,684	40,162
Advertising expense	7,837	3,802	15,137	10,884
General and administrative expenses (b) (c)	9,331	4,778	23,610	14,753
Depreciation and amortization	8,176	3,924	19,215	11,712
Impairment and other lease charges	125	57	252	1,028
Other income	(236)	(2)	(236)	(450)
Total costs and expenses	174,351	86,478	382,935	254,579
Income (loss) from operations	(4,880)	4,121	(5,910)	6,237
Interest expense	4,475	1,696	8,030	6,385
Loss on extinguishment of debt	—	1,233	1,509	1,233
Income (loss) from continuing operations before income taxes	(9,355)	1,192	(15,449)	(1,381)
Provision (benefit) for income taxes	(2,663)	835	(4,936)	(1,206)
Net income (loss) from continuing operations	(6,692)	357	(10,513)	(175)
Income (loss) from discontinued operations, net of tax	(2)	3,048	42	11,334
Net income (loss)	$(6,694)	$3,405	$(10,471)	$11,159

Diluted net income (loss) per share:
Continuing operations	$(0.29)	$0.02	$(0.47)	$(0.01)
Discontinued operations	0.00	0.14	0.00	0.52
Diluted weighted average common shares outstanding	22,747	22,233	22,525	21,666

(a)
The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and nine months ended September 30, 2012 and October 2, 2011 each included 13 and 39 weeks, respectively.

(b)
General and administrative expenses include stock-based compensation expense of $309 and $273 for the three months ended September 30, 2012 and October 2, 2011, respectively, and $588 and $795 for the nine months ended September 30, 2012 and October 2, 2011, respectively. General and administrative expenses also include costs related to the Company's litigation with the EEOC of $1,938 and $0 for the three months ended September 30, 2012 and October 2, 2011, respectively, and $2,707 and $187 for the nine months ended September 30, 2012 and October 2, 2011, respectively.

(c)
Results for the three months ended September 30, 2012 included certain excess or above normal costs due to the integration of the 278 Burger King restaurants acquired from Burger King Corporation. These included approximately $1,800 in restaurant labor, $1,100 for previously deferred repairs and maintenance, and $500 of general and administrative costs for above normal recruiting and management training, meeting costs and moving expenses. General and administrative expenses for the nine months ended September 30, 2012 also included legal and other professional fees incurred in connection with the acquisition of $1,247.

Carrols Restaurant Group, Inc.
Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)		(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	September 30,	October 2,	September 30,	October 2,
	2012	2011	2012	2011
Restaurant Sales: (a)
Legacy restaurants	$94,405	$90,599	$274,489	$260,816
Acquired restaurants	75,066	—	102,536	—
Total sales	$169,471	$90,599	$377,025	$260,816
Change in Comparable Restaurant Sales (b)	6.2%	1.6%	7.0%	(2.3)%
Adjusted EBITDA (c)	7,130	8,375	18,792	19,772
Adjusted EBITDA margin (c)	4.2%	9.2%	5.0%	7.6%
Average Weekly Sales per Restaurant: (d)
Legacy restaurants	24,833	23,247	23,919	22,183
Acquired restaurants	20,804		21,061
Expenses - Legacy Restaurants: (e)
Cost of sales	30.0%	29.7%	30.6%	29.7%
Restaurant wages and related expenses	29.5%	30.5%	30.7%	31.4%
Restaurant rent expense	6.2%	6.3%	6.3%	6.6%
Other restaurant operating expenses	14.7%	15.1%	15.0%	15.4%
Advertising expense	4.4%	4.2%	3.8%	4.2%
Expenses - Acquired Restaurants: (e)
Cost of sales	34.8%		34.7%
Restaurant wages and related expenses	34.2%		33.7%
Restaurant rent expense	8.7%		8.5%
Other restaurant operating expenses	19.9%		19.0%
Advertising expense	5.0%		4.7%
Number of Company Owned Restaurants:
Restaurants at beginning of period	574	303	298	305
New restaurants	—	—	—	2
Acquired restaurants	—	—	278	—
Closed restaurants	(2)	(1)	(4)	(5)
Restaurants at end of period	572	302	572	302

	At 9/30/12	At 1/1/12
Long-term Debt (f)	$161,873	$68,705
Cash (g)	77,403	10,991

(a)
Acquired restaurants represent the Burger King restaurants acquired from Burger King Corporation on May 30, 2012. Legacy restaurants refer to the Company's Burger King restaurants other than the acquired restaurants.

(b)	Restaurants are included in comparable restaurant sales after they have been open or owned for 12 months.

(c)
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of EBITDA and Adjusted EBITDA to net income (loss) from continuing operations for further detail. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of restaurant sales.

(d)	Average restaurant sales are derived by dividing restaurant sales for such period by the average number of restaurants operating during the period.

(e)	Represent restaurant expenses as a percentage of sales for the respective group of restaurants.

(f)
Long-term debt (including current portion) at September 30, 2012 included $150,000 of the Company's 11.25% Senior Secured Second Lien Notes, $1,196 of lease financing obligations and $10,677 of capital lease obligations. Long-term debt (including current portion) at January 1, 2012 included $63,375 of outstanding term loan borrowings under Carrols LLC’s prior senior credit facility, $4,000 of outstanding revolving credit borrowings under Carrols LLC’s prior senior credit facility, $1,194 of lease financing obligations and $136 of capital lease obligations. Debt balances at January 1, 2012 exclude Fiesta Restaurant Group, Inc. debt.

(g)
Cash balance includes $20 million of restricted cash at September 30, 2012 held as collateral for the Company's revolving credit facility. Cash balances at January 1, 2012 exclude Fiesta Restaurant Group, Inc. cash.

Carrols Restaurant Group, Inc.
EBITDA and Adjusted EBITDA GAAP Reconciliation

	(unaudited)		(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	September 30,	October 2,	September 30,	October 2,
	2012	2011	2012	2011
EBITDA and Adjusted EBITDA: (a)
Net income (loss) from continuing operations	$(6,692)	$357	$(10,513)	$(175)
Provision (benefit) for income taxes	(2,663)	835	(4,936)	(1,206)
Interest expense	4,475	1,696	8,030	6,385
Depreciation and amortization	8,176	3,924	19,215	11,712
EBITDA	3,296	6,812	11,796	16,716
Impairment and other lease charges	125	57	252	1,028
Acquisition and integration costs	3,400	—	4,647	—
Stock compensation expense	309	273	588	795
Loss on extinguishment of debt	—	1,233	1,509	1,233
Adjusted EBITDA	$7,130	$8,375	$18,792	$19,772

(a)
EBITDA represents net income (loss) from continuing operations, before provision (benefit) for income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition and integration costs, stock compensation expense and loss on extinguishment of debt. Management excludes these items from EBITDA when evaluating the Company's operating performance and believes that Adjusted EBITDA provides a more meaningful comparison than EBITDA of the Company's core business operating results, as well as with those of other similar companies. Management believes that EBITDA and Adjusted EBITDA, when viewed with the Company's results of operations calculated in accordance with GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that EBITDA and Adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The table above provides a reconciliation between net income (loss) from continuing operations and EBITDA and Adjusted EBITDA.